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                         [Smith Barney Inc. Letterhead]

                                                                       Exhibit 6



May 29, 1997

The Board of Directors
Integrated Living Communities, Inc.
Bernwood Centre
24850 Old 41 Road
Bonita Springs, Florida 34135

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the common stock of Integrated Living Communities, Inc. ("ILC") of the consideration to be received by such holders pursuant to the terms and subject to the conditions set forth in the Agreement and Plan of Merger, dated as of May 29, 1997 (the "Merger Agreement"), among ILC, Whitehall Street Real Estate Limited Partnership VII ("Whitehall") and SLC Acquisition Corp., a wholly owned subsidiary of Whitehall ("Merger Subsidiary"). As more fully described in the Merger Agreement, (i) Whitehall will cause Merger Subsidiary to commence a tender offer to purchase all outstanding shares of the common stock, par value $0.01 per share, of ILC (the "ILC Common Stock") at a purchase price of $11.50 per share, net to the seller in cash (the "Tender Offer") and (ii) subsequent to the Tender Offer, Merger Subsidiary will be merged with and into ILC (the "Merger" and, together with the Tender Offer, the "Transaction") and each outstanding share of ILC Common Stock not previously tendered will be converted into the right to receive $11.50 in cash.

In arriving at our opinion, we reviewed the Merger Agreement and held discussions with certain senior officers, directors and other representatives and advisors of ILC and certain senior officers and other representatives of Whitehall concerning the business, operations and prospects of ILC. We examined certain publicly available business and financial information relating to ILC as well as certain financial forecasts and other information and data for ILC which were provided to or otherwise discussed with us by the management of ILC. We reviewed the financial terms of the Transaction as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of ILC Common Stock; the historical and projected earnings and other operating data of ILC; and the capitalization and financial condition of ILC. We considered, to the extent publicly available, the financial terms of similar transactions recently effected and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of ILC. In connection with our engagement, we were requested to approach, and held discussions with, third parties to solicit indications of interest in a possible acquisition of ILC. In addition to the foregoing, we conducted such other analyses and examinations and considered such other financial, economic and market criteria as we deemed appropriate in arriving at our opinion.

In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with us. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with us, we have been advised by the management of ILC that such forecasts and other information and data were reasonably
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The Board of Directors
Integrated Living Communities, Inc.
May 29, 1997
Page 2

prepared on bases reflecting the best currently available estimates and judgments of the management of ILC as to the future financial performance of ILC. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of ILC nor have we made any physical inspection of the properties or assets of ILC. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing and disclosed to us, as of the date hereof.

Smith Barney has been engaged to render financial advisory services to ILC in connection with the proposed Transaction and will receive a fee for such services, a significant portion of which is contingent upon the consummation of the Transaction. We also will receive a fee upon the delivery of this opinion. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of ILC for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. We have in the past provided investment banking services to ILC and its affiliates unrelated to the proposed Transaction, for which services we have received compensation. In addition, we and our affiliates (including Travelers Group Inc. and its affiliates) may maintain relationships with ILC, Whitehall and their respective affiliates.

Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of ILC in its evaluation of the proposed Transaction, and our opinion is not intended to be and does not constitute a recommendation to any stockholder as to whether or not such stockholder should tender shares of ILC Common Stock in the Tender Offer or how such stockholder should vote on the proposed Merger. Our opinion may not be published or otherwise used or referred to, nor shall any public reference to Smith Barney be made, without our prior written consent; provided that this opinion letter may be included in its entirety in the Solicitation/Recommendation Statement of ILC relating to the proposed Transaction.

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the cash consideration to be received by the holders of ILC Common Stock (other than Whitehall and its affiliates) in the Transaction is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ Smith Barney Inc.

SMITH BARNEY INC.